Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239)277-6200 • Fax: (239) 277-5237

For Immediate Release
Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Completes $100 Million Stock Repurchase Program; Announces Authorization to Repurchase an Additional $100 Million
     Fort Myers, FL - May 16, 2006 - Chico’s FAS, Inc. (NYSE: CHS) announced today the completion of its $100 million stock repurchase program that was previously announced. The Company repurchased approximately 3.1 million shares under the $100 million program at an average cost of $32.46 per share. Chico’s also announced today that its Board of Directors has authorized the repurchase of up to an additional $100 million of its outstanding common stock over the next twelve months. Consistent with the recently completed repurchase program, the Board authorization allows shares to be acquired from time to time on the open market and in private transactions at prevailing market prices, depending on prevailing market conditions. The company may terminate or limit the new stock repurchase program at any time.
     Scott A. Edmonds, President and CEO, commented, “We are pleased to have been able to complete the $100 million repurchase program. Our Board’s decision to expand our stock repurchase program and repurchase another $100 million in shares underscores our continued confidence in our brands and the strength of our balance sheet. This decision takes into account our view that our shares are currently undervalued by the market, and expanding this program represents an appropriate and best use of the shareholders’ money. We believe that the current stock price does not reflect the strength of several of our key performance measures and our prospects for future growth. In particular, the Company continues to generate considerable free cash flow, and is among the leaders in our industry with sales per square foot in excess of $1,000 in both our Chico’s and WH|BM brands. We continue to post positive same store sales growth in all brands.”
     The Company plans to fund the continuation of its stock repurchase program from its cash flow from operations. The timing, actual number, and value of shares to be purchased will depend on the performance of Chico’s stock price and market conditions. The Company will disclose its purchases with each Form 10-Q filing.
     The Company is a specialty retailer of private-label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 797 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 508 Chico’s front-line stores, 31 Chico’s outlet stores, 206 White House | Black Market front-line stores, 9 White House | Black Market outlet stores, 19 Soma by Chico’s stores, 10 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 13 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section